Filed pursuant to Rule 424(b)(3)
File No. 333-130668

Prospectus Supplement No. 2 dated February 15, 2006 to
Prospectus dated November 10, 2005

CERAGENIX PHARMACEUTICALS, INC.

4,417,000 Shares Common Stock

       This Prospectus Supplement No. 2 is part of the Prospectus dated November 10, 2005 relating to an offering by certain selling securityholders of up to 4,417,000 shares of common stock.

Selling Securityholders and Plan of Distribution

       The following table of Selling Securityholders is intended to correct errors in the identity of certain Selling Securityholders contained in the Prospectus dated November 10, 2005:

       Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering(1)		Shares Offered	Shares Beneficially Owned After Offering(3)
	Number	Percent(2)(3)	Number	Number	Percent(2)
The Rockies Fund, Inc.	50,000	*	50,000	-0-	-0-
Steven M Bathgate IRA	100,000	*	100,000	-0-	-0-
Vicki D Barone	40,000	*	40,000	-0-	-0-
John R Overturf	100,000	*	100,000	-0-	-0-
Paul & Josefina Jennings	100,000	*	100,000	-0-	-0-
John R Overturf, Jr.	124,500	*	100,000	24,500	*
A Leonard Nacht	550,000(5)	3.2	400,000	150,000	-0-
Rudolf E & Maria Fluck	20,000	*	20,000	-0-	-0-
Timothy C Taylor	120,000	*	120,000	-0-	-0-
Douglas H Kelsall IRA	40,000	*	40,000	-0-	-0-
The Bailey Family Trust	20,000	*	20,000	-0-	-0-
Underwood Family Partners	100,000	*	100,000	-0-	-0-
Crotalus, Inc.	100,000	*	100,000	-0-	-0-
Steven C Quoy	20,000	*	20,000	-0-	-0-
Calvin Schultz	20,000	*	20,000	-0-	-0-
Edward & Dorathy Lewis	460,000(4)	2.7	310,000	150,000	*
Marshall Wengrow	30,000	*	30,000	-0-	-0-
Matthew & Paula Walter	20,000	*	20,000	-0-	-0-
Myrna & Alfred Shanfeld	20,000	*	20,000	-0-	-0-
Kajen Corp	100,000	*	100,000	-0-	-0-
4030192 Canada Inc	426,000	2.5	426,000	-0-	-0-
Herman Reich	30,000	*	30,000	-0-	-0-
John McLaren	40,000	*	40,000	-0-	-0-
1594662 Ontario Ltd	32,000	*	32,000	-0-	-0-
Dr Ken Greenwald	20,000	*	20,000	-0-	-0-
BSD Developments, Inc.	100,000	*	100,000	-0-	-0-
Anthony Heller	200,000	1.2	200,000	-0-	-0-
John McLaren	19,000	*	19,000	-0-	-0-
The Corporation for International Settlements (Canada) Limited.	50,000	*	50,000	-0-	-0-
Rachel Heller	200,000	1.2	200,000	-0-	-0-
Ruth Dohany	50,000	*	50,000	-0-	-0-
Judith Greenwood	50,000	*	50,000	-0-	-0-
Sovereign Capital LLC	200,000	1.2	200,000	-0-	-0-
Michael Hamblett	120,000	*	120,000	-0-	-0-
Anthony J Spatacco Jr.	50,000	*	50,000	-0-	-0-
Martin Stern	100,000	*	100,000	-0-	-0-
St Marys Catholic Education Fdn	40,000	*	40,000	-0-	-0-
Rudolf E & Maria Fluck	50,000	*	50,000	-0-	-0-
George A Johnson IRA	50,000	*	50,000	-0-	-0-
Steven M Bathgate	100,000	*	100,000	-0-	-0-
Richard T Huebner	25,000	*	25,000	-0-	-0-
Robert A Melnick	20,000	*	20,000	-0-	-0-
John & Mary Kennedy	40,000	*	40,000	-0-	-0-
Kevin M Whatley SEP IRA	10,000	*	10,000	-0-	-0-
Richard F Cooper	25,000	*	25,000	-0-	-0-
Mitchell Feintuch	20,000	*	20,000	-0-	-0-
David J Stanford	60,000	*	60,000	-0-	-0-
Copper Stone Inc	40,000	*	40,000	-0-	-0-
Robert C Noble	50,000	*	50,000	-0-	-0-
1029310 Ontario Inc	50,000	*	50,000	-0-	-0-
Gerard Caviston	20,000	*	20,000	-0-	-0-
Gordon Gregoretti	20,000	*	20,000	-0-	-0-
Mike Florenc	50,000	*	50,000	-0-	-0-
Paul Issacs	50,000	*	50,000	-0-	-0-
Robert W & Geraldine M Bell	200,000	1.2	200,000	-0-	-0-

____________________________________

* Represents less than 1%

(1) Assumes all principal underlying outstanding debentures are converted into common stock at a conversion price of $1.00 per share and all outstanding warrants are exercised, of which there can be no assurance.

(2) Based on 17,137,324 shares outstanding, of which 4,417,000 shares represent the shares that would be issued if all of the convertible debentures were converted and all of the warrants exercised.

(3) Assumes all conversion stock underlying the debentures and all warrant stock underlying the warrants are resold by the Selling Securityholder in this offering. Actual number of shares sold by each Selling Securityholder may vary.

(4) Includes a currently exercisable option to purchase 150,000 shares of our common stock.

(5) Includes a currently exercisable warrant to purchase 75,000 shares of our common stock.

       This Prospectus Supplement should be read in conjunction with our Prospectus dated November 10, 2005.